Exhibit 10.13

[***] = Certain marked information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of July 9, 2021, is hereby entered into by and among Sunlight Financial Holdings Inc., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders, and the Agent.

RECITALS

WHEREAS, the Corporate Taxpayer is the sole owner of SL Financial Holdings Inc., a Delaware Corporation (“Holdings” and together with the Corporate Taxpayer and their wholly owned subsidiaries, the “Corporate Taxpayer Group”), and a member of a group filing a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code of which the Corporate Taxpayer is the parent;

WHEREAS, Holdings is the managing member, and holds, directly and indirectly, Class X Units of Sunlight Financial LLC, a Delaware limited liability company (“Sunlight Financial LLC”), an entity classified as a partnership for U.S. federal income tax purposes;

WHEREAS, Sunlight Financial LLC will have in effect an election under Section 754 of the Code, for each Taxable Year in which a Redemption occurs;

WHEREAS, each Blocked TRA Holder previously held membership interests of Sunlight Financial LLC indirectly through a Blocker, and, pursuant to the Blocker Mergers (as defined in the BCA), each Blocker became a wholly owned subsidiary of the Corporate Taxpayer;

WHEREAS, each of the Unblocked TRA Holders held membership interests in Sunlight Financial LLC, and pursuant to the OpCo Merger (as defined in the BCA), after the BCA Date, hold Class EX Units that may be transferred to Sunlight Financial LLC or the Corporate Taxpayer Group in one or more Redemptions (as defined herein), and as a result of such Redemptions, the Corporate Taxpayer Group is expected to obtain or be entitled to certain tax benefits as further described herein;

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the tax benefits realized by the Corporate Taxpayer Group as a result of the Redemptions;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Acquired Interests” means the equity of the Blockers and the membership interests of Sunlight Financial LLC acquired, directly or indirectly, by the Corporate Taxpayer Group pursuant to the transactions contemplated by the Business Combination Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, Sunlight Financial LLC, but only with respect to Taxes imposed on Sunlight Financial LLC and allocable to the Corporate Taxpayer Group; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer Group shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means a “Big Four” accounting firm or similar national accounting firm, or such independent Person selected by a Supermajority TRA Holders; or such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means the Benchmark plus 100 basis points.

“Agreed Tax Treatment” has the meaning set forth in Section 6.2 of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, (i) the sum of the following amounts for each state and local jurisdiction in which Sunlight Financial LLC (or any of its direct or indirect subsidiaries that are treated as a partnership or disregarded entity) or the Corporate Taxpayer Group files an income or franchise tax return for the relevant Taxable Year: (A) the Corporate Taxpayer Group’s income and franchise tax apportionment factor(s) for such applicable state or local jurisdiction, multiplied by (B) the highest corporate income and franchise tax rate(s) for such state or local jurisdiction, reduced by (ii) the product of (A) the highest marginal U.S. federal income tax rate applicable to the Corporate Taxpayer Group for the relevant Taxable Year (determined based on the calculation of the Hypothetical Tax Liability for the relevant Taxable Year) and (B) the aggregate rate calculated under clause (i).

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of a Redemption or any Iterative Payment (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (including in situations where, following a Redemption, Sunlight Financial LLC remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b) and 1012 of the Code (in situations where, as a result of one or more Redemptions, Sunlight Financial LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). For the avoidance of doubt, the amount of any Basis Adjustment resulting from a Redemption of Class EX Units shall be determined without regard to any Section 743(b) adjustment attributable to such Class EX Units prior to such Redemption, and further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“BCA Date” means the Closing Date as defined in the Business Combination Agreement.

“Benchmark” means SOFR. If SOFR ceases to be published in accordance with the definition thereof or otherwise is not available, the Corporate Taxpayer and the Agent shall work together in good faith to select an alternate Benchmark with similar characteristic that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Blockers” means FTV-Sunlight, Inc. and Tiger Co-Invest B Sunlight Blocker LLC.

“Blocked TRA Holders” means FTV V, LP, a Delaware limited partnership and Tiger Infrastructure Partners Co-Invest B LP, a Delaware limited partnership.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed.

“Business Combination Agreement” or “BCA” means the Business Combination Agreement, dated January 23, 2021, by and among the Corporate Taxpayer (formerly known as Spartan Acquisition Corp. II, SL Invest I Inc., SL Invest II LLC, SL Financial Investor I LLC, SL Financial Investor II LLC, SL Financial Holdings Inc., SL Financial LLC, Sunlight Financial LLC, FTV-Sunlight, Inc., and Tiger Co-Invest B Sunlight Blocker LLC.

“Call Right” has the meaning set forth in the Sunlight Financial LLC Agreement.

“Change of Control” means the occurrence of any of the following events or series of related events after the BCA Date:

(i)	any Person (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the rules promulgated under the Exchange Act), directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger, or if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective “beneficial owners” (as defined above) of the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to beneficially own more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)	the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Class EX Units” has the meaning set forth in the Sunlight Financial LLC Agreement (and, for the avoidance of doubt, refers only to those Class EX Units held after giving effect to the transactions contemplated by the Business Combination Agreement and not to any Acquired Interests).

“Class X Units” has the meaning set forth in the Sunlight Financial LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor U.S. federal income Tax statute).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Group” has the meaning set forth in the Recitals of this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including the Corporate Taxpayer Group or any other consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer Group, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means the Benchmark plus 400 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice, or the date on which the Early Termination Notice is deemed to have been delivered pursuant to Section 4.2 or Section 4.3, for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means the Benchmark plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the Corporate Taxpayer and the Agent.

“Holdings” has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Corporate Taxpayer Group, and (ii) without duplication, Sunlight Financial LLC, but only with respect to Taxes imposed on Sunlight Financial LLC and allocable to the Corporate Taxpayer Group (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (A) any Basis Adjustments, (B) any deduction attributable to Imputed Interest for the Taxable Year and (C) any Post-BCA TRA Benefits. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Imputed Interest or any Post-BCA TRA Benefits. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code, and the principles of any similar provisions of state or local law, with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Iterative Payment” means any payment made under this Agreement (including any Accrued Amount, but other than amounts accounted for as Imputed Interest) to an Unblocked TRA Holder.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Payment Schedule” means the schedule setting forth each TRA Holder’s pro rata share of any payments hereunder, as reflected in Schedule A attached hereto.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-BCA TRA” means any tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer Group pursuant to which the Corporate Taxpayer or any member of such group is obligated to pay over amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction (other than any Redemption) after the date of this Agreement.

“Post-BCA TRA Benefits” means any tax benefits resulting from increases in Tax basis, net operating losses or other tax attributes with respect to which the Corporate Taxpayer or any of its Subsidiaries is obligated to make payments under a Post-BCA TRA.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the a Taxing Authority of any Taxable Year, such liability and the corresponding Hypothetical Tax Liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption” means any transfer of Class EX Units by an Unblocked TRA Holder, or by a permitted transferee of such Unblocked TRA Holder (pursuant to the Sunlight Financial LLC Agreement), to Sunlight Financial LLC or to the Corporate Taxpayer Group pursuant to the Redemption Right or the Call Right, as applicable; provided, for the avoidance of doubt, a “Redemption” shall not include any transfer of Acquired Interests or other transaction contemplated by the Business Combination Agreement.

“Redemption Date” means each date on which a Redemption occurs.

“Redemption Notice” has the meaning given to the term “Redemption Notice” in the Sunlight Financial LLC Agreement.

“Redemption Right” means the redemption right of holders of Class EX Units set forth in Section 4.6 of the Sunlight Financial LLC Agreement.

“Reference Asset” means an asset (other than cash or a cash equivalent) that is held by Sunlight Financial LLC, or any entity in which Sunlight Financial LLC holds a direct or indirect interest that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such entities are not held through any entity treated as a corporation for U.S. federal income tax purposes), (i) in the case of a Redemption, at the time of such Redemption, and (ii) in the case of an Iterative Payment, as of the BCA Date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Resolution of Disputes Procedures” means the procedures described in Section 7.9 of this Agreement.

“Schedule” means any of the following: (i) a Tax Attribute Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Sunlight Financial LLC” has the meaning set forth in the Recitals of this Agreement.

“Sunlight Financial LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC, dated as of the BCA Date, as further amended from time to time.

“Supermajority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than seventy-five percent (75%) of any Tax Benefit Payment pursuant to the Payment Schedule.

“Tax Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement and any Post-BCA TRA.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the BCA Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including franchise taxes, and any interest imposed in respect of such Tax under applicable law.

“Taxing Authority” means the IRS and any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Unblocked TRA Holder” means each of the TRA Holders other than the Blocked TRA Holders.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i)            in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer Group will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments (assuming, to the extent applicable, in calculating such deductions that the election under Section 168(k)(7) of the Code is made with respect to any actual or deemed Basis Adjustment arising from a Redemption made in the Taxable Year that includes the Early Termination Date or deemed to be made on the Early Termination Date pursuant to clause (v) of this definition), and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(ii)            any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) that are available in the Taxable Year that includes the Early Termination Date will be utilized by the Corporate Taxpayer Group ratably in each Taxable Year over the five Taxable Years beginning with the Taxable Year that includes the Early Termination Date (provided that, in any year that the Corporate Taxpayer Group is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision);

(iii)            the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(iv)            any Reference Asset that is not subject to amortization, depletion, depreciation or other cost recovery deduction to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the fifth anniversary of the Early Termination Date for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset; provided, that in the event of a Change of Control which includes a taxable sale of such Reference Asset (including the sale of all of the equity interests in an entity classified as a partnership or disregarded entity that directly or indirectly owns such Reference Asset), such Reference Asset shall be deemed disposed of at the time of the Change of Control; and

(v)            if, at the Early Termination Date, there are Class EX Units that have not been transferred in a Redemption, then all Class EX Units shall be deemed to be transferred pursuant to the Redemption Right effective on the Early Termination Date.

Section 1.2      Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1      Tax Attribute Schedules. Within ninety (90) calendar days after the filing of the relevant Corporate Taxpayer Return for each Taxable Year, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Tax Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) the Basis Adjustments with respect to the Reference Assets as a result of the Redemptions effected in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2      Tax Benefit Payment Schedules.

(a)            Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall deliver to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B)  the Accrued Amount with respect to any such Net Tax Benefit, (C) the aggregate Tax Benefit Payment payable, and (D) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to its appropriate representatives in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)            For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Imputed Interest and any Post-BCA TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Imputed Interest or any Post-BCA TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology such that the portion that is not attributable to a Basis Adjustment or Imputed Interest is deemed utilized first.

Section 2.3      Procedure; Amendments.

(a)            An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

(b)            The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust a Tax Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Section 2.4      Section 754 Election. In its capacity as the sole owner of Holdings, which in turn is the sole managing member of Sunlight Financial LLC, the Corporate Taxpayer will (i) ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Sunlight Financial LLC and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) and (ii) use commercially reasonable efforts to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, any entity in which Sunlight Financial LLC holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1      Payments.

(a)            Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to the Agent for disbursement to the TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, the Tax Benefit Payment determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the Agent to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the Agent. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b)            A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit and the Accrued Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under the corresponding provision of any Post-BCA TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date.

Section 3.2      No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements. It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3      Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a)            Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer Group’s tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer Group does not have sufficient taxable income in such Taxable Year to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer Group shall be allocated as follows: (i) first among any Post-BCA TRAs (and among all Persons eligible for payments thereunder in the manner set forth in such Post-BCA TRAs) and (ii) to the extent of any remaining limitation on tax benefit for the Corporate Taxpayer Group after application of clause (i), among this Agreement (and among all Persons eligible for payments thereunder) in accordance with the TRA Holders’ respective pro rata shares as set forth on the Payment Schedule.

(b)            After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then (i) the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under this Agreement (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full) and (ii) after fulfilling the obligations set forth in clause (i) of this Section 3.3(b), the Corporate Taxpayer will then pay all amounts due under any Post-BCA TRA in respect of such Taxable Year (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full).

(c)            To the extent the Corporate Taxpayer makes a Tax Benefit Payment in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to in respect of such Taxable Year, then (i) the Agent, on behalf of the TRA Holders, shall receive no further payments under Section 3.1(a) until the Agent, on behalf of the TRA Holders, has foregone an amount of payments equal to such excess and any Accrued Amount attributable to such excess and (ii) the Corporate Taxpayer will pay the foregone payments (other than any foregone payments in respect of Accrued Amounts) to the other Persons to whom a payment is due under the Tax Receivable Agreements (or if no such payments are due, shall retain such amounts for future payments when they become due) in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess Tax Benefit Payment.

Section 3.4      Payment Schedule; Release of Liability.

(a)            The allocation of the of any payments hereunder in accordance with the Payment Schedule shall be binding on all TRA Holders and shall be used by the Corporate Taxpayer and the Agent for purposes of disbursement of any such payments. In making any payments or disbursements pursuant to this Agreement, the Corporate Taxpayer and the Agent shall be entitled to rely fully on the pro rata shares of the TRA Holders as set forth on the Payment Schedule and shall not be liable to any TRA Holder for the accuracy of the determination of such pro rata shares. Furthermore, the Agent shall be solely responsible for determining each TRA Holder’s pro rata share of the payments hereunder and disbursing any payments hereunder to each TRA Holder in accordance with the Payment Schedule. The Agent shall promptly notify the Corporate Taxpayer of any amendments to the Payment Schedule, including but not limited to any amendments required as a result of an assignment permitted pursuant to Section 7.6.

(b)            Each of the TRA Holders acknowledges and agrees that (i) it has agreed to the Payment Schedule, as may be amended from time to time in accordance with Section 3.4(a), (ii) the Payment Schedule accurately reflect the rights and privileges of each of the TRA Holders and any other party in accordance with the organizational documents of Sunlight Financial LLC (as in effect prior to the date hereof) and any other applicable law or agreement, (iii) it is the sole responsibility of the Agent, and not the Corporate Taxpayer, to accurately disburse payments made to the Agent hereunder in accordance with the Payment Schedule, and (iv) the Corporate Taxpayer shall not be liable for any inaccuracies in the Payment Schedule or any action (or failure to take action) by or on behalf of the Agent with respect to the Payment Schedule or otherwise. Each TRA Holder and the Agent shall indemnify and hold harmless the Corporate Taxpayer and its Affiliates and/or each of their respective directors, officers, managers, employees, agents, Affiliates, other representatives, successors and assigns from and against any liability arising out of or with respect to the Payment Schedule (including any inaccuracies thereon, the failure of the Agent to disburse payments in accordance therewith, or otherwise).

ARTICLE IV

TERMINATION

Section 4.1      Early Termination at Election of the Corporate Taxpayer. The Corporate Taxpayer may terminate this Agreement at any time by paying to the Agent for disbursement to the TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, the Early Termination Payment due pursuant to Section 4.5(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for (a) any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Agent as due and payable but unpaid as of the Early Termination Notice and (b) except to the extent included in the Early Termination Payment or as a payment under clause (a) of this Section 4.1, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2      Early Termination upon Change of Control. In the event of a Change of Control, the Agent, at the direction of the Supermajority TRA Holders, shall have the option, by written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.2. Such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of a Change of Control, (b) payment of any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Agent as due and payable but unpaid as of the deemed Early Termination Notice, and (c) except to the extent included in the Early Termination Payment or as a payment under clause (b) of this Section 4.2, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Notwithstanding the foregoing, the Corporate Taxpayer may determine instead of making the Early Termination Payment as specified in (a) above on the closing date of the Change of Control, to make (i) one-half of the Early Termination Payment as specified in (a) above on or before the first anniversary of the closing date of the Change of Control, and (ii) the remaining one-half of the Early Termination Payment specified in (a) above on or before the second anniversary of the closing date of the of the Change of Control.

Section 4.3      Breach of Agreement.

(a)            In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment as described in Section 4.3(b), as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise, then if the Supermajority TRA Holders so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) payment of any Tax Benefit Payment agreed to by the Corporate Taxpayer and the Agent as due and payable but unpaid as of the deemed Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or as a payment under clause (ii) of this Section 4.3(a), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, if the Supermajority TRA Holders do not elect to treat such breach as an Early Termination pursuant to this Section 4.3(a), the TRA Holders shall be entitled to seek specific performance of the terms hereof.

(b)            The parties agree that the failure of the Corporate Taxpayer to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds available to make, or to the extent that the Corporate Taxpayer is contractually constrained from making, such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which Sunlight Financial LLC or any Subsidiary of Sunlight Financial LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property (other than Class A Shares or other equity interests of the Corporate Taxpayer) to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.4      Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers related to the calculation of the Early Termination Payment reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date a waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

Section 4.5      Payment upon Early Termination.

(a)            Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the Agent for disbursement to the TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, the Early Termination Payment. Such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by the Agent to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the Agent.

(b)            The “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1      Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any payment pursuant to Section 5.2 shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer and its Subsidiaries that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or other payment under this Agreement when due is governed by Section 4.3(b). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2      Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to the Agent when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1      Participation in the Corporate Taxpayer’s and Sunlight Financial LLC’s Tax Matters. Except as otherwise provided herein or in the Sunlight Financial LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Sunlight Financial LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or Sunlight Financial LLC by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights of the TRA Holders under this Agreement, and shall provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, Sunlight Financial LLC and their respective advisors concerning the conduct of any such portion of a Tax Proceeding; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest (and, in each case, that is reasonably expected to have a material effect on the TRA Holders’ rights under this Agreement) without the consent of the Agent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer and Sunlight Financial LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Sunlight Financial LLC Agreement.

Section 6.2      Characterization of Payments; Consistency. Unless otherwise required by applicable law, the Corporate Taxpayer and each TRA Holder agrees to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the Agreed Tax Treatment and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3). Notwithstanding anything to the contrary (including any Tax or accounting reporting position taken by the Corporate Taxpayer, or which the Corporate Taxpayer causes any of its Subsidiaries to take), for purposes of this Agreement, the parties agree to treat any payment under this Agreement (including any Accrued Amount, but other than amounts accounted for as Imputed Interest) as additional purchase price for the Acquired Interests (and, as among the Acquired Interests, in the same proportion as each such payment is made among the TRA Holders who previously held such Acquired Interests), and accordingly, any Iterative Payments will have the effect of creating additional Basis Adjustments to Reference Assets (the “Agreed Tax Treatment”), unless (a) otherwise required to do so pursuant to a Determination or (b) the Board, after consultation with a “Big Four” accounting firm or similar national accounting firm (other than any such firm that is the Agent), determines in good faith that it does not have a reasonable basis to take a position consistent with the Agreed Tax Treatment.

Section 6.3      Cooperation. The Agent and each TRA Holder shall (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse the Agent, on behalf of the TRA Holders, for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. The Agent shall deliver to the TRA Holders all material information (including the Tax Attribute Schedule and Tax Benefit Payment Schedule) received by the Agent hereunder in its capacity as an Agent, promptly after received by the Agent.

ARTICLE VII

MISCELLANEOUS

Section 7.1      Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested at the addresses below or to such other address or to such other Person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or email address so specified in (or pursuant to) this Section 7.1 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt:

If to the Corporate Taxpayer, to:

Sunlight Financial Holdings Inc.

101 N. Tryon Street

Suite 1000

Charlotte, NC 28246

Attention: General Counsel

Email: notices@sunlightfinancial.com

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Hunton Andrews Kurth LLP

600 Travis Street

Suite 4200

Houston, TX 77002

Attention: G. Michael O’Leary

Telephone: (713) 220-4360

Email: moleary@huntonak.com

Section 7.2      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3      Entire Agreement; No Third Party Beneficiaries. This Agreement and the agreements referred to herein constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4      Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6      Successors; Assignment.

(a)            No TRA Holder may assign this Agreement to any Person without the prior written consent of the Corporate Taxpayer; provided, however, that:

(i)            to the extent Class EX Units are transferred in accordance with the terms of the Sunlight Financial LLC Agreement (except pursuant to the Redemption Right or Call Right), the transferring TRA Holder shall have the option to assign to the transferee of such Class EX Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Class EX Units without the prior written consent of the Corporate Taxpayer, provided that, such transferee or such Affiliate, as applicable, has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement, and provided, further, that, for the avoidance of doubt, if a TRA Holder transfers Class EX Units but does not assign to the transferee of such Class EX Units the rights of such TRA Holder under this Agreement with respect to such transferred Class EX Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments, if any, due hereunder with respect to, including any Tax Benefit Payments arising in respect of a subsequent Redemption of, such Class EX Units; and

(ii)            the right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons with the prior written consent of the Corporate Taxpayer (not to be unreasonably withheld, conditioned or delayed) as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by this Agreement (including Section 3.4 and Section 7.13).

(b)            The Person designated as the Agent may not be changed without the prior written consent of the Corporate Taxpayer and the Supermajority TRA Holders.

(c)            Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7      Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and the Supermajority TRA Holders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Agent, in the case of provisions relating to the Agent, or in the case of any other provision, by the party against whom the waiver is to be effective.

Section 7.8      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9      Resolution of Disputes.

(a)            Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)            Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), the Agent and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c)            EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)            The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10      Reconciliation. In the event that the Agent and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm (other than any such firm that is the Agent), and unless the Corporate Taxpayer and the Agent agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Agent or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Agent shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts the Agent’s position (as determined by the Expert), in which case the Corporate Taxpayer shall reimburse the Agent for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position (as determined by the Expert), in which case the Agent shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries, the Agent and the TRA Holders and may be entered and enforced in any court having jurisdiction.

Section 7.11      Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided that the Corporate Taxpayer, the Agent and the TRA Holders shall cooperate to reduce or eliminate any such deduction or withholding, including by providing or obtaining any certificates or other documentation that would reduce or eliminate any such deduction or withholding (to the extent such party is legally entitled to do so) or other information reasonably requested by the Corporate Taxpayer to establish any TRA Holder’s withholding status. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder, as applicable.

Section 7.12      Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)            If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), Sunlight Financial LLC or any other entity treated as holding a Reference Asset hereunder (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, in a transaction that is wholly or partially exempt from tax, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor with respect to the non-taxable portion of such transfer shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Section 7.13      Confidentiality.

(a)            The Agent, each TRA Holder and each of such TRA Holder’s assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Sunlight Financial LLC and its Affiliates and successors, or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, the Agent may disclose information received by it in the ordinary course of the Agent’s duties as Agent. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing the Agent’s or such TRA Holder’s obligations, or monitoring or enforcing the Agent’s or such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of such Agent or its assignees, as applicable), and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Sunlight Financial LLC, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the them relating to such Tax treatment and Tax structure.

(b)            If the Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14      No More Favorable Terms. None of the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer (or any of its Subsidiaries) may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15      Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder that as of the date of this Agreement would be treated as capital gain to instead be treated as ordinary income or to be otherwise taxed at ordinary income rates for U.S. federal income tax purposes or (b) would have other material adverse tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the election of such TRA Holder, and to the extent specified by such TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder or (ii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment. Notwithstanding anything in this Section 7.15 to the contrary, any Tax Benefit Payment that would otherwise arise as a result of a Basis Adjustment attributable to a Redemption by such a TRA Holder shall continue to be included in the Tax Benefit Payment payable to the Agent for disbursement to the other TRA Holders, in accordance with their respective pro rata shares as set forth on the Payment Schedule, as modified on a pro rata basis to exclude such TRA Holder.

Section 7.16      Several Obligations. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that (i) any representations and warranties of a TRA Holder made in this Agreement are being made on a several, and not joint, basis, (ii) the obligations of each TRA Holder under this Agreement are several obligations of each of them, and (iii) no TRA Holder shall have any liability for the breach of any representation, warranty, covenant, or obligation by any other party to this Agreement.

Section 7.17      Selection of Agent. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that as of the date of this Agreement, there is not yet an Agent which is a party to this Agreement. The parties agree that on or before December 31, 2021 the Corporate Taxpayer will recommend to the Blocked TRA Holders a Person to serve as the Agent and, if approved by the Blocked TRA Holders, which approval shall not be unreasonably withheld, conditioned or delayed, such Person shall become the Agent. If a Person proposed by the Corporate Taxpayer is not so approved, then the Corporate Taxpayer will identify another candidate(s) to serve as Agent until one such proposed candidate is approved by the Blocked TRA Holders as contemplated herein, and the Corporate Taxpayer and the Blocked TRA Holders shall endeavor to identify and approve of a candidate to serve as Agent on or before December 31, 2021. Upon the selection of the Agent, the Corporate Taxpayer shall cause the Agent to execute a joinder to become a party to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporate Taxpayer and the TRA Holders have duly executed this Agreement as of the date first written above.

THE CORPORATE TAXPAYER: SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
	Name:	Matthew Potere
	Title:	Chief Executive Officer

[The signatures of the TRA Holders are attached in Schedule A.]

Signature Page to

Tax Receivable Agreement

SCHEDULE A PAYMENT SCHEDULE

[***]

FTV V, L.P.

By: FTV Management V, L.L.C., its general partner

By:	/s/ David A. Haynes
	Name:	David A. Haynes
	Title:	Managing Partner

Schedule A – Signature Page to Tax Receivable Agreement

Tiger Infrastructure Partners Co-Invest B LP

By: Tiger Infrastructure Associates GP Co-Invest B LP, its general partner

By: Emil Henry VI LLC, its general partner

By: Henry Tiger Holdings III LLC, its sole member

By: Emil Henry LLC, its managing member

By:	/s/ Emil W. Henry, Jr.
Name:	Emil W. Henry, Jr.
Title:	Managing Member

Schedule A – Signature Page to Tax Receivable Agreement

Tiger Infrastructure Partners Sunlight Feeder LP

By: Tiger Infrastructure Associates GP LP, its general partner

By: Emil Henry IV LLC, its general partner

By: Henry Tiger Holdings II LLC, its sole member

By: Emil Henry LLC, its managing member

By:	/s/ Emil W. Henry, Jr.

Name: Emil W. Henry, Jr.
Title: Managing Member

Schedule A – Signature Page to Tax Receivable Agreement

R66 Sunlight Holdings, LLC

By:	/s/ Ryan Katz
Name:	Ryan Katz
Title:	Chief Executive Officer

Schedule A – Signature Page to Tax Receivable Agreement

SL Investor III LLC

By:	/s/ Neil Z. Auerbach
Name:	Neil Z. Auerbach
Title:	Managing Member

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Matthew Potere
Matthew Potere

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Barry Edinburg
Barry Edinburg

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Neil Z. Auerbach
Neil Z. Auerbach

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Timothy Parsons
Timothy Parsons

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Scott Mulloy
Scott Mulloy

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Nora Dahlman
Nora Dahlman

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Yehonathan Cohen
Yehonathan Cohen

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Wilson Chang
Wilson Chang

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Michael Ruehlman
Michael G. Ruehlman

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Marnie Woodward
Marnie Woodward

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Jason Chen
Jason Chen

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Joshua Goldberg
Joshua M. Goldberg

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Steven Ruggeri
Steven Ruggeri

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Daniel von der Schulenburg
Daniel von der Schulenburg

Schedule A – Signature Page to Tax Receivable Agreement

The Estate of Paul Ho

/s/ Vivienne P. Ho
Name: Vivienne P. Ho
Title: Executor

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Joseph Slamm
Joseph Slamm

Schedule A – Signature Page to Tax Receivable Agreement

/s/ Jonathan Lee
Jonathan Lee

Schedule A – Signature Page to Tax Receivable Agreement